                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

Auto-trol Technology Corporation, a Colorado corporation, has the following subsidiaries, incorporated in the jurisdictions noted and doing business under the names indicated.

SUBSIDIARY                             JURISDICTION OF INCORPORATION
----------                             -----------------------------
Auto-trol International Corporation              Colorado
Centra 2000, Inc.                                Colorado
Auto-trol Technology (Canada) Ltd.                Alberta
Auto-trol Advertising, Inc.                      Colorado
Auto-trol Technology A.B.                         Sweden
Auto-trol Technology GmbH                         Germany
Centra Technology Ltd.                        United Kingdom

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